Exhibit 99.1

N E W S    R E L E A S E

FOR IMMEDIATE RELEASE	Contact:	Steven E. Nielsen, President and CEO
H. Andrew DeFerrari, Senior Vice President and CFO

(561) 627-7171

Palm Beach Gardens, Florida	April 27, 2015

DYCOM INDUSTRIES, INC. AMENDS ITS CREDIT AGREEMENT, EXPANDS
CAPACITY TO $600 MILLION AND EXTENDS THE MATURITY DATE

Palm Beach Gardens, Florida, April 27, 2015 – Dycom Industries, Inc. (NYSE: DY) today announced that it has amended its existing credit agreement.  This amendment increases the maximum revolver commitment from $275.0 million to $450.0 million and increases the term loan portion of the agreement to $150.0 million.   The maturity date of the agreement was extended to April 24, 2020.

Bank of America, N.A. is the Administrative Agent, Swingline Lender and an L/C Issuer for the facility. Bank of America Merrill Lynch and Wells Fargo Securities, LLC acted as Joint Lead Arrangers and Joint Bookrunners and Wells Fargo Bank, National Association acted as Syndication Agent and is an L/C Issuer.

Further details regarding the credit agreement amendment will be available in a Current Report on Form 8-K.

About Dycom
Dycom is a leading provider of specialty contracting services throughout the United States and in Canada. These services include engineering, construction, maintenance and installation services to telecommunications providers, underground facility locating services to various utilities, including telecommunications providers, and other construction and maintenance services to electric and gas utilities.